Exhibit 10.1

COmmunications Sales & LEasing, Inc.
2017 SHORT TERM incentive PLAN

As of February 14, 2017 (the “Effective Date”), Communications Sales & Leasing, Inc., a Maryland corporation (the “Corporation”), hereby adopts this 2017 Short Term Plan (this “Plan”).

WHEREAS, the Compensation Committee of the Board of Directors of the Corporation deems it in the best interest of the Corporation that the Corporation reward certain executives of the Corporation with a short-term incentive program (annual cash bonuses) in order to motivate the Corporation’s executive officers to achieve performance goals that reinforce the Corporation’s annual business plan, to assist the Corporation  in attracting and retaining qualified executives and to promote the alignment of the executive officers’ interests with those of the Corporation’s stockholders; and

WHEREAS, the Compensation Committee approved on February 14, 2017 the terms of this Plan, including Exhibit A hereto which is incorporated by reference in its entirety.

NOW, THEREFORE, BE IT RESOLVED:

Section 1.  Definitions.  The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

(a)“Award” means any Short-Term Cash Bonus granted under this Plan.

(b) “Board” means the Board of Directors of the Corporation.

(c)“Code” means the Internal Revenue Code of 1986, as amended.

(d)“Committee” means the Compensation Committee of the Board which has been appointed to administer this Plan.

(e)“Corporation” means Communications Sales & Leasing, Inc., a Maryland corporation, and any direct or indirect subsidiary thereof.

(f)“Eligible Officer” means an officer of the Corporation holding the positions set forth in Section 3 of this Plan.

(g)“Employee” means an individual who is an employee of the Corporation who is reported on the payroll records as a common‑law employee.

(h) “Plan” means this 2017 Short Term Plan of the Corporation.

(i)“Short-Term Incentive Bonus” means the incentive compensation granted to an Eligible Officer pursuant to Section 4 of this Plan.

(j)“Subsidiary” means a corporation at least 50% of the total combined voting power of all classes of stock which is owned by the Corporation, either directly or through one or more other Subsidiaries.

Section 2.  Administration.  This Plan will be administered by the Committee.  In addition to any other powers granted to the Committee, the Committee will have the following powers:

(a)to determine whether and to what extent Short-Term Incentive Bonuses are to be granted under this Plan to Eligible Officers;

(b)to determine whether the performance metrics required to receive Short‑Term Incentive Bonuses have been satisfied and to what extent they have been satisfied;

(c)to construe and interpret this Plan;

(d)to require, at the time Short‑Term Incentive Bonuses are to be paid, the making of any representations or agreements that the Committee may deem necessary or advisable in order for the Corporation to comply with the securities laws of the United States of America or of any state or any rule or regulation thereunder;

(e)to provide for satisfaction of an Eligible Officer’s tax liabilities arising in connection with this Plan; and

(f)to make all other determinations and take all other actions necessary or advisable for the administration of this Plan.

Any determinations or actions made or taken by the Committee pursuant to this Section 2 will be binding and final.

Section 3.  Eligibility.  The individuals holding the following executive officer positions of the Corporation on the Effective Date shall be eligible to receive Short‑Term Incentive Bonuses under this Plan:

(a)President and Chief Executive Officer

(b)Executive Vice President and Chief Financial Officer;

(c)Executive Vice President and General Counsel;

(d)Executive Vice President – President of Fiber Operations;

(e)Senior Vice President – President of Tower Operations; and

(f)Senior Vice President – Chief Technology Officer.

Section 4.  Short‑Term Incentive Bonuses.  Short‑Term Incentive Bonuses shall be awarded to the Eligible Officers as set forth in this Section 4 and Exhibit A to this Plan.  Short-Term Incentive Bonuses shall be payable in cash upon the attainment of the criteria set forth on Exhibit A as the Committee shall determine, in its sole discretion.

Section 5.  Termination or Amendment.  The Board may amend or terminate this Plan in any respect at any time.  Board approval must be accompanied by (a) stockholder approval in those cases in which amendment requires stockholder approval under applicable law or regulations or the requirements of the principal exchange or interdealer quotation system on which the shares of common stock of the

Corporation are listed or quoted, and (b) affected Eligible Officer approval if the amendment or termination would adversely affect the holder’s rights under any outstanding grants or Awards.  The Short‑Term Incentive Bonus provisions may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board.  To the extent required by Section 162(m) of the Code with respect to bonus Awards that the Committee determines should qualify as performance‑based compensation as described in Section 162(m)(4)(C), no action may modify the performance criteria or bonus potentials after the commencement of the measurement period with respect to which such bonus Awards relate.

Section 6.  Effectiveness of this Plan.  This Plan is effective as of the Effective Date which is the date of adoption of this Plan by the Board.

Section 7.  Term of this Plan.  This Plan will terminate on the date all benefits anticipated by this Plan have been paid.

Section 8.  Indemnification of Committee.  In addition to such other rights of indemnification as they may have as directors of the Corporation or as members of the Committee, the members of the Committee will be indemnified by the Corporation against the reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with this Plan or any grant or Award hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner that they believed to be in, and not opposed to, the best interests of the Corporation.

Section 9.  General Provisions.

(a)The establishment of this Plan will not confer upon any Eligible Officer or Employee, any legal or equitable right against the Corporation, any Subsidiary or the Committee, except as expressly provided in this Plan or employment agreement of the Eligible Officer, if any.

(b)This Plan does not constitute inducement or consideration for the employment of any Employee, nor is it a contract of employment between the Corporation or any Subsidiary and any Employee.  Participation in this Plan, or the receipt of a grant or Award hereunder, will not give an Employee any right to be retained in the service of the Corporation or any Subsidiary.

(c)The interests of any Employee under this Plan are not subject to the claims of creditors and may not, in any way, be assigned, alienated or encumbered except as otherwise provided herein.

(d)The Corporation may withhold any federal, state or local taxes required with respect to any distribution under this Plan.  The Employee shall take whatever action the Committee deems appropriate with respect to withholding of taxes, including, but not limited to, the Employee remitting to the Corporation any taxes required to be withheld by the Corporation under federal, state or local law as a result of the distribution.

(e)Notwithstanding anything contained herein to the contrary, this Plan shall be administered and operated in accordance with any applicable laws and regulations, including, but not limited to, Section 409A of the Code.  The Corporation reserves the right to amend this Plan at any time in order for this Plan to comply with any such laws and regulations.

(f)This Plan will be governed, construed and administered in accordance with the laws of Delaware.

(g)If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of this Plan, and this Plan shall be construed and enforced as if such provision had not been included.

IN WITNESS WHEREOF, the Corporation, by its duly authorized officer, has executed this Plan on the Effective Date as first set forth above and as duly authorized by the Board.

COMMUNICATIONS SALES & LEASING, INC.

By: /s/ Kenneth A. Gunderman

Name:  Kenneth A. Gunderman

Title:President and Chief Executive Officer

Exhibit A

COmmunications Sales & LEasing, Inc.
2017 SHORT TERM incentive PLAN

I.  CS&L STIP.  Vesting based on the following:

A.Consolidated Normalized AFFO per diluted share(1)  for 2017 (25% weight):

Threshold	Target	Superior
$2.59	$2.61	$2.65

B.Consolidated 4Q17 Annualized Adjusted EBITDA(2) (25% weight):

Threshold	Target	Superior
$710 million (2.9%/--)(3)	$745 million (7.9%/4.9%)(3)	$780 million (13.0%/9.9%)(3)

C.Capital markets transactions(4) (20% weight):

Threshold	Target	Superior
$250 million	$500 million	$750 million

D.Cumulative revenue diversification based on 4Q17 Annualized Revenue(5) (30% weight):

Threshold	Target	Superior
25%	27.5%	30%

E.	Payouts for each component will be interpolated between levels. Potential Payouts at each level are as follows:

Performance Achievement Level	Potential as Percent of Base Salary
	CEO	CFO	GC	CTO
Threshold Target Superior	75% 150% 225%	50% 100% 150%	50% 100% 150%	35% 70% 105%

1.	Excludes future M&A and capital markets transactions consistent with guidance.
2.	Definition to be consistent with public reporting. Target includes signed transactions pending close with pro forma final run rate synergies, adjusted for purchase price allocation effect.*
3.	Percentage growth over 2016 Adjusted EBITDA of $690 million / % growth over threshold level of $710 million.
4.

Capital market transactions include activities after February 4, 2017 and include: the expansion of revolving credit facilities, equity and debt offerings, structured financings and 33% of the transaction value of loan repricings. Excludes the initial placement of equity directly with selling counterparties and assumed debt.

5.	Diversification target includes signed transactions pending close. Transactions with Windstream will be excluded from the numerator and denominator.

Performance Achievement Level

Sales Bookings ($MRR +

$MAR)

(40%)

Normalized Adjusted EBITDA

(40%)

Normalized Revenue

(20%)

Threshold

$ 1.5 million

$ 50.0 million

$ 132.0 million

Target

$ 2.0 million

$ 52.0 million

$ 136.0 million

Superior

$ 2.5 million

$ 54.0 million

$ 140.0 million

II.A.Uniti Fiber STIP. Vesting based on the following:

B.	Payout for the Uniti Fiber President will be as follows (expressed as a percentage of base salary): Threshold – 50%, Target – 100%, and Superior – 150%.

III.A.Uniti Towers STIP.  Vesting based on the following:

Performance Achievement Level	Uniti Towers Revenue(1) (30%)	Uniti Towers Adjusted EBITDA (30%)	Towers Under Construction (2) (40%)
Threshold	$ 6.6 million	$ (2.0) million	200 awards
Target	$ 7.6 million	$ (1.0) million	300 awards
Superior	$ 8.6 million	$ 0.0 million	400 awards

B.	Payout for the Uniti Towers President will be as follows (expressed as a percentage of base salary): Threshold – 50%, Target – 100%, and Superior – 150%.

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1.	Includes impact of NMS acquisition from close date to year-end. Calculation will be FX neutral, based on budgeted FX rates.

2.	Represents sites (macro or rooftop) under executed site development plan with AT&T.